Exhibit 99.1

Hecla Reports Fourth Quarter and Full Year 2024 Results

Record revenues, Second highest silver reserves, Second highest silver production,
Deleveraging continues

COEUR D'ALENE, IDAHO - February 13, 2025 - Hecla Mining Company (NYSE:HL) ("Hecla", "we", "our" or the "Company") today announced fourth quarter and full year 2024 financial and operating results.

2024 HIGHLIGHTS

Financial Achievements:

•	Generated record sales of $929.9 million.
•	Reported net income applicable to common stockholders of $35.3 million, or $0.06 per share.
•	Generated record Adjusted EBITDA of $337.9 million, continued deleveraging and reduced net debt, improved net leverage ratio* to 1.6x from 2.7x a year ago.[1]
•	Cash flow from operating activities was $218.3 million, an increase of $142.8 million over 2023 with strong free cash flow generation at Greens Creek and Lucky Friday.
•	Greens Creek generated $186.5 million in cash flow from operations and $146.7 million in free cash flow.[2]
•	Lucky Friday generated $131.4 million in cash flow from operations and $81.8 million in free cash flow (including $50 million in insurance receipts).[2]

Operational Excellence:

•	Reported silver reserves of 240 million ounces, second highest in the Company's 134-year history.
•	Produced 16.2 million ounces of silver, second highest in the Company's history.
•	Produced 142 thousand ounces of gold, exceeding consolidated guidance.
•	Achieved consolidated silver production and cost guidance.
•	Set multiple records at Lucky Friday -
o	Highest tons of ore mined and milled in the mine's 80-year history.
o	Highest zinc production of 13,513 tons.
o	Production of 4.9 million ounces of silver, highest since 2000.
•	Keno Hill produced 2.8 million ounces of silver while increasing silver reserves by 17% to 64.3 million ounces.
•	All-Injury Frequency Rate outperformed national average of mining companies by 6%.

*Net leverage ratio is calculated as current debt, long-term debt and finance leases less cash divided by trailing twelve-month adjusted EBITDA.

STRATEGIC PRIORITIES FOR 2025

•	Continue to strengthen the balance sheet with a focus on highest risk-adjusted return projects and free cash flow generation.
•	Advance Keno Hill's permitting and investment in critical infrastructure to chart the path for sustained profitability.
•	Optimize operating portfolio through strategic review of Casa Berardi.
•	Evaluate extensive exploration portfolio for opportunities to generate shareholder value.
•

Drive operational excellence through implementation of standardized enterprise systems and advanced analytics to optimize mine planning and cost management, driving sustained profitability and efficient capital allocation.

"In balancing our proud heritage with our refocused forward-looking vision, we are implementing a strategic shift that emphasizes sustainable profitable growth and operational excellence while continuing to focus on industry leading safety standards," said Rob Krcmarov, President and CEO. "Our renewed focus on optimizing cash flow generation and return on capital investment will drive shareholder value, supported by four key pillars: stakeholder relationship management, capital discipline, technical innovation, and environmental stewardship. As part of this commitment to disciplined capital allocation, we have streamlined our dividend policy to eliminate the silver-linked component, enabling us to pursue significant growth opportunities, particularly at Keno Hill."

Krcmarov continued, "As we advance into 2025, our key priorities include driving operational excellence through standardized systems and processes, improving our safety performance, evaluating strategic alternatives for Casa Berardi, and advancing Keno Hill's permitting and infrastructure to achieve sustained profitability. We are optimizing our exploration portfolio to maximize returns, focusing on projects that offer the highest risk-adjusted returns and potential for strong free cash flow generation while upholding our commitment to responsible mining practices. With silver markets facing their fifth consecutive deficit year, driven by record industrial demand and growing safe-haven investment, Hecla's position as the largest silver producer in the U.S. and Canada positions us well to capitalize on these favorable fundamentals."

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

FINANCIAL AND OPERATIONAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior year" refers to 2023, and "prior quarter" refers to the third quarter of 2024.

In Thousands unless stated otherwise	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
Financial Highlights
Sales	$249,655	$245,085	$245,657	$189,528	$160,690	$929,925	$720,227
Total cost of sales	$181,321	$185,799	$194,227	$170,368	$153,825	$731,715	$607,278
Gross profit	$68,334	$59,286	$51,430	$19,160	$6,865	$198,210	$112,949
Net income (loss) applicable to common stockholders	$11,786	$1,623	$27,732	$(5,891)	$(43,073)	$35,250	$(84,769)
Basic income (loss) per common share (in dollars)	$0.02	$0.00	$0.04	$(0.01)	$(0.07)	$0.06	$(0.14)
Adjusted EBITDA[1]	$86,558	$88,859	$90,895	$71,597	$32,907	$337,909	$208,799
Total Debt						$550,713	$662,815
Net Debt to Adjusted EBITDA[1]						1.6	2.7
Cash provided by operating activities	$67,470	$55,009	$78,718	$17,080	$884	$218,277	$75,499
Capital Investment	$(60,784)	$(55,699)	$(50,420)	$(47,589)	$(62,622)	$(214,492)	$(223,887)
Free Cash Flow[2]	$6,686	$(690)	$28,298	$(30,509)	$(61,738)	$3,785	$(148,388)
Production Summary
Silver ounces produced	3,874,344	3,645,004	4,458,484	4,192,098	2,935,631	16,169,930	14,342,863
Silver payable ounces sold	3,488,207	3,729,782	3,785,285	3,481,884	2,847,591	14,485,158	12,955,006
Gold ounces produced	35,727	32,280	37,324	36,592	37,168	141,923	151,259
Gold payable ounces sold	33,563	31,414	35,276	32,189	33,230	132,442	141,602
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$(0.27)	$4.46	$2.08	$4.78	$4.94	$2.72	$3.23
Silver AISC per ounce [4]	$11.51	$15.29	$12.54	$13.10	$17.48	$13.06	$11.76
Gold cash costs per ounce [3]	$1,936	$1,754	$1,701	$1,669	$1,702	$1,762	$1,652
Gold AISC per ounce [4]	$2,203	$2,059	$1,825	$1,899	$1,969	$1,990	$2,048
Realized Prices
Silver, $/ounce	$30.19	$29.43	$29.77	$24.77	$23.47	$28.58	$23.33
Gold, $/ounce	$2,656	$2,522	$2,338	$2,094	$1,998	$2,403	$1,939
Lead, $/pound	$0.94	$0.93	$1.06	$0.97	$1.09	$0.97	$1.03
Zinc, $/pound	$1.53	$1.36	$1.51	$1.10	$1.39	$1.37	$1.35

Sales increased to $929.9 million for the year through higher realized prices (silver, gold, and zinc) and higher sales volumes (silver, lead, and zinc), which were partially offset by lower gold sales volumes. Silver, lead, and zinc sales volumes increased primarily due to the resumption of operations at Lucky Friday on January 9, 2024, following the suspension of operations in August 2023 due to a fire in the underground secondary egress.

Gross profit for the year was $198.2 million, an increase of 75% over 2023. The increase is attributable to (i) Greens Creek gross profit increasing by $28.8 million due to higher realized prices for all metals except lead, which was partially offset by lower sales volumes of all metals except zinc, (ii) Lucky Friday gross profit increased by $26.6 million due to higher realized prices and volumes reflecting an almost full year of operation versus seven months in 2023, and (iii) at Casa Berardi, the gross loss decreased by $29.7 million reflecting the benefit of higher realized gold prices which offset lower gold sales volumes.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Net income applicable to common stockholders was $35.3 million compared to a prior year loss of $84.8 million. The improvement over the prior year was primarily related to:

●	Collection of $50 million of Lucky Friday insurance proceeds included in other operating income.
●	Ramp-up and suspension costs decreased by $32.9 million, reflecting the impact of Lucky Friday returning to full production in 2024.
●	A foreign exchange gain of $7.6 million versus a loss of $3.8 million, reflecting the impact of the U.S. dollar appreciation compared to the Canadian dollar.

Partly offset by:

●

A non-cash write-down of $14.6 million, $13.9 million of which was related to the remote vein mine ("RVM"). The RVM was determined to be unnecessary due to the success of the Underhand Closed Bench mining method at Lucky Friday and the vendor decided to terminate the program and exit that line of business.

●	An increase in income and mining tax provision of $29.2 million, reflecting higher taxable income realized by our US tax group while unable to recognize losses in Canada.

Consolidated silver total cost of sales in 2024 was $487.6 million, an increase of 28% from the prior year, primarily due to the resumption of production at Lucky Friday in January, higher labor and maintenance costs at Greens Creek, and additional costs allocated to cost of sales at Keno Hill due to higher revenues as a result of increased production.

Cash costs and AISC per silver ounce, each after by-product credits, were $2.72 and $13.06, respectively, and within guidance. Cash costs decreased primarily due to lower treatment charges, higher by-product credits (due to increased production and realized prices) and higher silver production. AISC was higher due to higher sustaining capital at Greens Creek and Lucky Friday, and higher corporate general and administrative expenses.3,4

Gold total cost of sales for Casa Berardi was consistent with the prior year as production costs remained stable year over year.

Cash costs and AISC per gold ounce, each after by-product credits, were $1,762 and $1,990 respectively, an increase over the prior year as lower production costs and sustaining capital spend was partially offset by lower gold production.3,4

Adjusted EBITDA for the year was $337.9 million, a 62% increase over the prior year. The ratio of net debt to adjusted EBITDA (net leverage ratio) improved to 1.6 times from 2.7 times due to strong EBITDA generation in 2024 and reduction in net debt.1 Cash and cash equivalents at December 31, 2024 were $26.9 million and included $23 million drawn on the revolving credit facility.

Cash provided by operating activities was $218.3 million, an increase of $142.8 million from the prior year primarily due to higher net income partially offset by unfavorable working capital changes, including an increase of accounts receivable (Lucky Friday resumed production and Keno Hill ramped up operations), increase in inventories, and timing of accounts payable payments.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Capital investment, net of finance leases, was $214.5 million in 2024, compared to $223.9 million in the prior year. The decrease was due to (i) lower capital investment at Lucky Friday due to the prior year requiring additional capital to establish an alternative secondary escapeway as a result of the fire, (ii) decreased capital investment at Casa Berardi as the mine transitions to a surface only operation in mid-2025. These decreases were partially offset by (i) higher capital investment at Keno Hill for critical infrastructure projects including the dry stack tailings facility ("DSTF"), mobile equipment purchases, and mine development and (ii) other sustaining capital projects at Greens Creek.

Free cash flow for the year was $3.8 million, compared to negative $148.4 million in the prior year, with the increase primarily due to higher cash flow from operations.2

Hedging Update: Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On December 31, 2024, the Company had contracts covering approximately 23% and 34% of the forecasted payable zinc and lead production for 2025 - 2026 at an average price of $1.39 and $1.01 per pound, respectively.

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. At December 31, 2024, the Company had hedged approximately 47% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.34. The Company has also hedged approximately 23% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.38.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
GREENS CREEK
Operating Highlights
Tons of ore processed	224,521	212,863	225,746	232,188	220,186	895,318	914,796
Total production cost per ton	$211.64	$222.39	$218.09	$212.92	$223.98	$216.15	$204.20
Ore grade milled - Silver (oz./ton)	10.72	11.22	12.60	13.30	12.89	11.99	13.31
Ore grade milled - Gold (oz./ton)	0.09	0.08	0.09	0.09	0.09	0.09	0.09
Ore grade milled - Lead (%)	2.61	2.44	2.50	2.60	2.75	2.52	2.60
Ore grade milled - Zinc (%)	6.59	6.60	6.20	6.30	6.45	6.41	6.35
Ore grade milled - Copper (%)	0.25	0.31	0.27	0.28	0.27	0.27	0.26
Silver produced (oz.)	1,901,418	1,857,314	2,243,551	2,478,594	2,260,027	8,480,877	9,731,752
Gold produced (oz.)	14,804	11,746	14,137	14,588	14,651	55,275	60,896
Lead produced (tons)	4,808	4,165	4,513	4,834	4,910	18,320	19,578
Zinc produced (tons)	13,241	12,585	12,400	13,062	12,535	51,288	51,496
Copper produced (tons)	427	490	462	495	449	1,874	1,823
Financial Highlights
Sales	$112,037	$116,568	$95,659	$97,310	$93,543	$421,574	$384,504
Total cost of sales	$(67,887)	$(73,597)	$(56,786)	$(69,857)	$(70,231)	$(268,127)	$(259,895)
Gross profit	$44,150	$42,971	$38,873	$27,453	$23,312	$153,447	$124,609
Cash flow from operations	$60,442	$54,076	$43,276	$28,706	$34,576	$186,500	$157,325
Exploration	$1,129	$4,325	$2,011	$551	$1,324	$8,016	$7,815
Capital additions	$(15,798)	$(11,466)	$(11,704)	$(8,827)	$(15,996)	$(47,795)	$(43,542)
Free cash flow [2]	$45,773	$46,935	$33,583	$20,430	$19,904	$146,721	$121,598
Cash Costs and AISC, each after by-product credits
Cash costs per ounce, after by-product credits [3]	$(5.86)	$0.93	$0.19	$3.45	$4.94	$(0.05)	$2.53
AISC per ounce, after by-product credits [4]	$2.62	$7.04	$5.40	$7.16	$12.00	$5.65	$7.14

Operational Review

Greens Creek produced 8.5 million ounces of silver and 55,275 ounces of gold in 2024. Zinc production was consistent with the prior year while lead production declined 6% due to lower grades.

Silver and gold production in the fourth quarter increased by 2% and 26% respectively, over the prior quarter, delivering 1.9 million ounces of silver and 14,804 ounces of gold. Fourth quarter silver production was lower than planned as equipment availability affected backfill cycles, resulting in a delay in the mining sequence of higher-grade stopes. Silver grades are expected to increase through the first quarter of 2025 as backfill cycles improve.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Fourth Quarter Financial Review

Sales in the fourth quarter were $112.0 million, a decrease of 4% over the prior quarter, as higher realized prices for all metals were offset by lower sales volumes.

Total cost of sales was $67.9 million, a decrease of 8% over the prior quarter, primarily due to lower sales volumes, while total production costs remained stable quarter-over-quarter. Cash costs and AISC per silver ounce, each after by-product credits, were negative $5.86 and $2.62 and decreased over the prior quarter due to lower treatment charges, higher silver production, and higher by-product credits (higher prices and production).3,4

Cash flow from operations was $60.4 million, an increase of 12% over the prior quarter due to higher gross margin and favorable working capital changes. Capital investment was $15.8 million during the quarter, an increase of $4.3 million over the prior quarter, primarily due to mobile equipment purchases.

Free cash flow for the quarter of $45.8 million was consistent with the prior quarter as higher capital investment offset the increase in cash flow from operation.

2024 Financial Review

Sales in 2024 were $421.6 million, an increase of 10% compared to the prior year as higher realized prices for all metals except lead, and higher zinc volumes were partially offset by lower sales volumes of other metals.

Total cost of sales increased 3% to $268.1 million due to higher labor and contractor costs and higher equipment maintenance costs. Cash costs and AISC per silver ounce (each after by-product credits) were negative $0.05 and $5.65, respectively, lower than the prior year due to higher by-product credits (higher by-product prices offset lower gold and lead production) and lower treatment charges, which offset lower silver production, higher costs and capital investment.3,4

Cash flow from operations for the year was $186.5 million and increased 19% over the prior year due to higher revenues. Capital investment was $47.8 million during the year, an increase of 10% over the prior year, primarily due to increased mine development and mobile equipment purchases.

Free cash flow generation for the year was $146.7 million and increased 21% over the prior year as higher sales were partially offset by higher costs and capital spend.2

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
LUCKY FRIDAY
Operating Highlights
Tons of ore processed	108,585	104,281	107,441	86,234	5,164	406,541	231,129
Total production cost per ton	$250.71	$260.99	$233.99	$233.10	$201.42	$245.19	$218.45
Ore grade milled - Silver (oz./ton)	13.0	12.1	12.9	12.9	12.7	12.7	14.0
Ore grade milled - Lead (%)	8.5	7.9	8.1	8.2	8.0	8.2	8.9
Ore grade milled - Zinc (%)	4.2	3.9	3.6	3.9	3.5	3.9	4.1
Silver produced (oz.)	1,336,910	1,184,819	1,308,155	1,061,065	61,575	4,890,949	3,086,119
Lead produced (tons)	8,685	7,662	8,229	6,689	372	31,265	19,543
Zinc produced (tons)	3,814	3,528	3,320	2,851	134	13,513	7,944
Financial Highlights
Sales	$57,671	$51,072	$59,071	$35,340	$3,117	$203,154	$116,284
Total cost of sales	$(40,157)	$(39,286)	$(37,523)	$(27,519)	$(3,117)	$(144,485)	$(84,185)
Gross profit	$17,514	$11,786	$21,548	$7,821	$—	$58,669	$32,099
Cash flow from operations	$25,329	$34,374	$44,546	$27,112	$(7,982)	$131,361	$57,558
Capital additions	$(12,608)	$(11,178)	$(10,818)	$(14,988)	$(18,819)	(49,592)	$(65,337)
Free cash flow [2]	$12,721	$23,196	$33,728	$12,124	$(26,801)	$81,769	$(7,779)
Cash Costs and AISC, each after by-product credits
Cash costs per ounce, after by-product credits [3]	$7.68	$9.98	$5.32	$8.85	N/A	$7.80	$5.51
AISC per ounce, after by-product credits [4]	$17.12	$19.40	$12.74	$17.36	N/A	$16.50	$12.21

Operational Review

In 2024, Lucky Friday delivered solid operational performance, producing 4.9 million ounces of silver, an increase of 58% over the prior year (2023 production was negatively impacted by the suspension of operations for five months due to the fire). In 2024, the mine set multiple production records, including record tons mined (ore and waste), record throughput, record zinc production and the highest silver and lead production since 2000.

Fourth quarter silver production was 1.3 million ounces, an increase of 13% over the prior quarter due to higher silver grades and mill throughput.

Fourth Quarter Financial Review

Sales in the fourth quarter were $57.7 million, an increase of 13% over the prior quarter due to higher realized prices for all metals and higher sales volumes.

Cost of sales were $40.2 million, in line with the prior quarter. Cash costs and AISC per silver ounce, each after by-product credits, were $7.68 and $17.12, respectively, and decreased over the prior quarter primarily due to higher by-product credits (higher prices and production) and higher silver production.3,4

Cash flow from operations was $25.3 million, a decrease of 26% over the prior quarter which was favorably impacted by insurance receipts of $14.8 million. Capital investment increased to $12.6 million, a 13% increase over the prior quarter due to increased development and other sustaining capital investments. Free cash flow for the quarter was $12.7 million and decreased over the prior quarter due to favorable impact of insurance receipts in the prior quarter.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

2024 Financial Review

Sales in 2024 were $203.2 million, an increase of 75% over the prior year, attributable to higher silver and base metal production (reflecting almost twelve full months of production versus seven months in the prior year) and higher realized prices. Gross profit in 2024 was $58.7 million, an increase of 83% over 2023, due to the abovementioned reasons.

Cash costs and AISC per silver ounce, each after by-product credits, were $7.80 and $16.50, respectively, an increase over the prior year mainly due to higher costs reflecting a full year of production.3,4

Cash flow from operations for the year was $131.4 million, an increase of 128% over the prior year, reflecting the receipt of insurance proceeds throughout the year. Capital investment, net of leases, for the year was $49.6 million; major capital projects executed were mine development, equipment purchases, and pre-production drilling. Free cash flow for the year was $81.8 million and includes $50 million of insurance receipts.2

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
KENO HILL
Operating Highlights
Tons of ore processed	23,123	24,027	36,977	25,165	19,651	109,292	56,331
Ore grade milled - Silver (oz./ton)	29.6	25.7	25.1	26.3	31.7	26.2	27.7
Ore grade milled - Lead (%)	3.9	3.0	2.4	2.4	2.6	2.8	2.3
Ore grade milled - Zinc (%)	1.3	2.4	1.4	1.3	1.6	1.6	2.5
Silver produced (oz.)	629,828	597,293	900,440	646,312	608,301	2,773,873	1,502,577
Lead produced (tons)	839	670	845	576	481	2,930	1,225
Zinc produced (tons)	246	492	471	298	396	1,507	1,339
Financial Highlights
Sales	$15,356	$19,809	$28,950	10,847	17,936	$74,962	$35,518
Total cost of sales	$(15,356)	$(19,809)	$(28,950)	(10,847)	(17,936)	$(74,962)	$(35,518)
Gross profit	$—	$—	$—	$—	—	$—	$—
Cash flow from operations	$(1,752)	$(6,811)	$(465)	$(8,720)	(1,188)	$(17,748)	$(24,243)
Exploration	$2,605	$2,664	$2,019	$498	1,548	$7,786	$4,677
Capital additions	$(15,584)	$(14,406)	$(14,533)	$(10,346)	(12,549)	$(54,869)	$(44,672)
Free cash flow [2]	$(14,731)	$(18,553)	$(12,979)	$(18,568)	(12,189)	$(64,831)	$(64,238)

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Operational Review

Keno Hill produced 2.8 million ounces of silver, an increase of 85% over prior year and within guidance of 2.7-3.0 million ounces. Mill throughput for the year averaged 299 tons per day (“tpd”), below the permitted capacity of 440 tpd.

Fourth quarter silver production was nearly 630,000 ounces, an increase of 5% over the prior quarter, attributable to higher silver grades. Mill throughput averaged 251 tpd in the fourth quarter and was impacted by the suspension of milling operations for 25 days due to delays relating to the DSTF (including permitting), and an additional 10 days due to the power curtailments by Yukon Energy Corporation ("YEC"), the utility that supplies power to the mine. The Company estimates the power curtailments lowered production by approximately 130,000 ounces in the fourth quarter.

Fourth Quarter Financial Review

Sales in the fourth quarter were $15.4 million, and decreased 22% over the prior quarter due to lower volumes sold. Total expenditures on production costs (excluding depreciation) were $21.4 million.

Cash flow from operations was negative $1.8 million and improved over the prior quarter due to favorable working capital changes. Capital investments during the quarter were $15.6 million and included mine development and construction of the DSTF. Free cash flow was negative $14.7 million, an improvement of $3.8 million over the prior quarter due to the improvement in cash flow from operations.

2024 Financial Review

Sales in 2024 were $75.0 million, an increase of 111% over the prior year, due to higher volumes sold and higher realized prices. Total expenditures on production costs (excluding depreciation) were $91.8 million.

Cash flow from operations was negative $17.7 million, and improved over the prior year due to higher sales. Capital investment increased 23% due to higher mine development, equipment, and investment in critical infrastructure projects like the DSTF. Free cash flow for the year was negative $64.8 million, in line with the prior year.

Outlook

Victoria Gold's Eagle Mine heap leach pad incident in June 2024, although unrelated to Hecla and Keno Hill, caused the First Nation of Na-Cho Nyäk Dun ("FNNND") to express strong positions on mining activities within their Traditional Territory, where Keno Hill is located, including a call to halt all mining. This has slowed the Company’s permitting efforts as the Yukon Government is required to consult with the FNNND on permitting matters. Progress continues to be made on permitting, but significant challenges remain. Further, power curtailment by YEC at Keno Hill has continued into 2025, resulting in 8 days of operational stoppage as of this release. Disruptions are expected to continue through the first half of 2025, due to cold temperatures and YEC’s insufficient generating capacity relating to an out-of-service hydro-electric turbine that is not expected to be repaired until summer 2025. However, the Yukon Premier has committed resources to review and resolve the power deficit at Keno Hill in the coming months. Considering electrical reliability challenges, along with ongoing discussions with the Yukon Government and the FNNND regarding the Eagle Mine incident, we project 2025 silver production to remain comparable to 2024 levels, with growth expected to resume in 2026.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Despite these issues at Keno Hill, the Company has charted a path to achieve sustainable profitable production through a phased approach to throughput optimization. The immediate focus is on achieving consistent performance at the current permitted capacity of 440 tpd while investing in infrastructure and advancing critical permitting for future expansion to approximately 600 tpd. Increased throughput is critical for generating returns at this remote operation due to its high fixed costs. The expansion pathway, supported by the mine's robust resource base and recent increase in silver reserves to over 64 million ounces, is expected to meet the Company’s investment threshold criteria at current silver prices. While permitting timelines in Yukon have been impacted by broader regional developments, the Company is engaged with stakeholders and regulatory authorities to advance permits. The goal of a disciplined approach that focuses on operational and environmental excellence is to unlock Keno Hill's significant value potential.

Please refer to guidance section of the release for detailed production, cost, and capital guidance for 2025.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
CASA BERARDI
Operating Highlights
Tons of ore processed - underground	113,068	101,308	118,485	123,123	104,002	455,984	420,915
Tons of ore processed - surface pit	292,148	268,291	248,494	258,503	251,009	1,067,436	1,025,573
Tons of ore processed - total	405,216	369,599	366,979	381,626	355,011	1,523,420	1,446,488
Surface tons mined - ore and waste	6,708,708	5,603,101	4,064,091	3,639,297	4,639,770	20,015,197	12,812,350
Total production cost per ton	$100.34	$97.82	$107.84	$96.53	$108.20	$100.58	$104.75
Ore grade milled - Gold (oz./ton) - underground	0.12	0.11	0.14	0.14	0.12	0.13	0.11
Ore grade milled - Gold (oz./ton) - surface pit	0.04	0.05	0.04	0.04	0.06	0.04	0.04
Ore grade milled - Gold (oz./ton) - combined	0.06	0.06	0.07	0.07	0.07	0.07	0.07
Gold produced (oz.) - underground	11,034	9,913	13,719	13,707	11,206	48,373	45,636
Gold produced (oz.) - surface pit	9,889	10,621	9,468	8,297	11,311	38,275	44,727
Gold produced (oz.) - total	20,923	20,534	23,187	22,004	22,517	86,648	90,363
Silver produced (oz.) - total	6,188	5,578	6,338	6,127	5,730	24,231	22,415
Financial Highlights
Sales	$59,164	$50,308	$58,623	$41,584	$42,822	$209,679	$177,678
Total cost of sales	$(51,734)	$(46,280)	$(67,340)	$(58,260)	$(58,945)	$(223,614)	$(221,341)
Gross profit (loss)	$7,430	$4,028	$(8,717)	$(16,676)	$(16,123)	$(13,935)	$(43,663)
Cash flow from operations	$12,356	$15,305	$17,816	$3,186	$3,136	$48,663	$2,181
Exploration	$—	$—	$315	$685	$635	$1,000	$4,278
Capital additions	$(16,406)	$(18,606)	$(12,376)	$(13,316)	$(15,929)	$(60,704)	$(70,056)
Free cash flow [2]	$(4,050)	$(3,301)	$5,755	$(9,445)	$(12,158)	$(11,041)	$(63,597)
Cash Costs and AISC, each after by-product credits
Cash costs per ounce, after by-product credits [3]	$1,936	$1,754	$1,701	$1,669	$1,702	$1,762	$1,652
AISC per ounce, after by-product credits [4]	$2,203	$2,059	$1,825	$1,899	$1,969	$1,990	$2,048

Operational Review

Casa Berardi produced 86,648 ounces of gold in 2024, a decrease of 4% over the prior year, due to lower surface grades, which offset higher throughput from open pit operations. Mined tons (ore and waste) in the 160 open pit increased 56% over the prior year, while costs, both operating and capital were consistent with the prior year. The mine is expected to transition to a surface only operation by mid-2025, when the stripping ratio for the 160 pit is expected to decline, and mill throughput is expected to be sourced completely from the pit.

Fourth quarter production was 20,923 ounces of gold, an increase of 2% over the prior quarter, due to higher throughput.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Fourth Quarter Financial Review

Sales in the fourth quarter were $59.2 million, an increase of 18% over the prior quarter, primarily due to higher gold prices.

Total cost of sales was $51.7 million, an increase of 12% over the prior quarter, due to higher sales volumes, and higher contractor costs. Cash costs and AISC per gold ounce, each after by-product credits, were $1,936 and $2,203, respectively, and increased over the prior quarter due to higher production costs attributable to higher ore and waste tons mined and milled during the quarter, and include losses of $38.7 per ounce on foreign exchange hedges.3,4

Cash flow from operations was $12.4 million, a 19% decrease over the prior quarter due to unfavorable working capital changes (timing of accounts payable payments). Capital investment for the quarter was $16.4 million, net of capital leases of $5.0 million ($5.4 million and $11.0 million in sustaining and non-sustaining capital investment, respectively). Non-sustaining capital was primarily related to construction costs of tailings facilities. Free cash flow for the quarter was negative $4.1 million and decreased over the prior quarter due to lower cash flow from operations.2

2024 Financial Review

Sales for 2024 were $209.7 million, an increase of 18% over the prior year due to higher realized prices partially offset by lower gold production and related total production costs.

Full-year total cost of sales was $223.6 million, in line with the prior year. Cash costs and AISC per gold ounce, each after by-product credits, were $1,762 and $1,990, respectively.3,4 The year-over-year increase in cash costs per gold ounce was primarily attributable to lower gold production.

Cash flow from operations for the year was $48.7 million, a significant increase over the prior year, due to a $29.7 million reduction in gross loss. Capital investment of $60.7 million (net of capital leases of $5.0 million) was primarily related to construction of the Cell 7 tailings facility. Free cash flow was negative $11.1 million, an improvement of $52.5 million over the prior year, attributable to the increase in cash flow from operations.

Outlook

Casa Berardi is transitioning from a combined underground and surface operation to a surface only operation. By mid-2025, the Company expects to be mining only the 160 open pit, as the higher margin stopes of the west underground mine should be exhausted. With the expected decline in 160 pit's strip ratio, the mine's economics are expected to improve with free cash flow generation commencing in the second half of 2025.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Casa Berardi is expected to produce gold from the 160 pit until 2027. At current gold prices, the 160 pit is expected to generate strong free cash flow from the second half of 2025 (when the pit's strip ratio is expected to decline) until 2027. Upon completion of mining at the 160 pit, and milling the remaining stockpiles, Casa Berardi is expected to have a production gap commencing in 2027 and continuing until 2032 or later. During this time, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping two expected new open pits, the Principal and West Mine Crown Pillar pits. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices. Given the expected hiatus in future production and the uncertainty surrounding permitting and timing of construction of the new open pits, the Company continues to consider strategic alternatives for Casa Berardi.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $5.7 million for the fourth quarter and $27.3 million for the entire year. During the fourth quarter, exploration activities focused on targets at Keno Hill and Greens Creek.

For the year ended 2024, the Company reported silver reserves of 239.8 million ounces, the second highest in the Company's history and only 1 million ounces lower than the record reserves in 2022. The 2024 exploration program and resulting reinterpretations were particularly successful at expanding Keno Hill's silver reserves, which increased by 17%, and nearly replacing silver production at Greens Creek. A breakdown of the Company's reserves and resources is located in Table A at the end of this news release.

Selected drill intercepts for the two operations are shown below. For further details on the Company's 2024 exploration and pre-development program and 2025 planned expenditures as well as reserves and resources at year-end 2024, please refer to the news release entitled "Hecla Reports Exploration Results and Reserves" released on February 12, 2025.

Keno Hill

Bermingham Vein Zone

●	Footwall Vein: 36.6 ounce per ton ("opt") silver, 3.0% lead, and 0.9% zinc over 11.2 feet
●	Includes: 48.4 opt silver, 3.7% lead, and 1.0% zinc over 8.1 feet
●	Main Vein: 42.8 oz/ton silver, 9.3% lead, and 9.7% zinc over 6.8 feet

Greens Creek

West Zone

●	34.6 opt silver, 0.44 oz/ton gold, 2.8% lead and 5.9% zinc over 12.1 feet
●	40.1 opt silver, 0.36 oz/ton gold, 4.3% lead and 8.2% zinc over 8.0 feet

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

DIVIDENDS

Revision to Dividend Policy

The Company has revised its common stock dividend policy, maintaining the base cash dividend of $0.015 per share ($0.00375 per share quarterly) while eliminating the silver-linked component. The revised dividend policy supports the Company's capital allocation priorities of (i) investing in high-return organic growth opportunities, with a focus on development of Keno Hill, (ii) strengthening the balance sheet and enhancing financial flexibility, and (iii) delivering disciplined shareholder returns.

Pursuant to the revised dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about March 24, 2025, to stockholders of record on March 10, 2025.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about April 1, 2025, to stockholders of record on March 14, 2025.

2025 GUIDANCE 6

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures.

2025 Production Outlook

Consolidated silver production is expected to be 15.5-17.0 million ounces, in line with 2024 silver production.

●

Greens Creek's silver production is expected to be 8.1-8.8 million ounces, consistent with 2024 production. Base metal production for the mine is also expected to be in line with 2024, while gold production is expected to decline due to lower grades.

●	Lucky Friday's silver production is expected to be 4.7-5.1 million ounces, consistent with 2024 production.

●

Keno Hill silver production is expected to be 2.7-3.1 million ounces, consistent with 2024 production, as the Company continues to focus on permitting matters and execution of critical infrastructure projects. Keno Hill's infrastructure (primarily camp facilities) is expected to face higher demand than in 2024 from the Company's environmental remediation services subsidiary, ERDC, which performs environmental remediation work in Yukon on behalf of the Canadian government.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Consolidated gold production is expected to decrease to 120-130 thousand ounces, primarily due to less production at Casa Berardi as the mine transitions to a surface only operation during the year.

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.1 - 8.8	44.0 - 48.0	18.0 - 19.5	200.0 - 210.0
Lucky Friday *	4.7 - 5.1	N/A	8.0 - 8.5	90.0 - 95.0
Casa Berardi	N/A	76.0 - 82.0	6.5 - 7.5	76.0 - 82.0
Keno Hill *	2.7 - 3.1	N/A	3.0 - 3.5	30.0 - 40.0
2025 Total	15.5 - 17.0	120.0 - 130.0	35.5 - 39.0	396.0 - 427.0

* Equivalent ounces include Lead and Zinc production

2025 Cost Guidance

●

At Greens Creek, guidance for cash costs per silver ounce (after by-product credits) is higher compared to 2024 due to expected increases in labor and power costs, the latter resulting from expected maintenance at the hydropower utility that supplies power to the mine (requiring the mine to generate using more expensive diesel power), as well as lower price assumptions for by-products (resulting in lower by-product credits). The increase in guidance for AISC per silver ounce (after by-product credits) is attributable to planned higher capital investment.

●

At Lucky Friday, guidance for cash costs per silver ounce (after by-product credits) is lower for 2025 compared to 2024 as 2024 was impacted by higher than expected costs incurred as the mine ramped-up to full production in the first quarter of the year. The increase in guidance for AISC per silver ounce (after by-product credits) is attributable to planned higher capital spend.

●

At Keno Hill, expenditures on production costs, excluding depreciation, are expected to be $15-$17 million per quarter. Guidance for cash costs and AISC per silver ounce (after by-product credits) will be provided when the mine reaches commercial production.

●

At Casa Berardi, guidance for cash costs and AISC per gold ounce (after by-product credits) is lower than 2024 as costs and capital are expected to decrease with the mine's transition to an open-pit only operation in mid-2025.

	Total costs of Sales (million)	Cash costs, after by- product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	289.0	$2.00 - $2.50	$8.75 - $9.50
Lucky Friday	135.0	$4.25 - $4.75	$16.50 - $18.00
Total Silver	424.0	$3.00 - $3.25	$15.75 - $17.00
Casa Berardi	165.5	$1,500 - $1,650	$1,750 - $1,950

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

2025 Capital and Exploration Guidance

Consolidated capital investment is expected to be $222-$242 million and is expected to increase over 2024 due to increased investment at Greens Creek and Lucky Friday.

●

Greens Creek's planned increase in capital investment is primarily attributable to engineering and construction related to the expansion of its DSTF, which is expected to increase tailings capacity to 2040.

●

Lucky Friday's planned increase in capital investment is due to increased development and a surface cooling project, which is critical to increase the designed cooling capacity at the mine over its reserve mine-life of seventeen years.

●	Expected capital spend at Keno Hill comprises mine development and mine infrastructure projects, including a paste backfill plant, DSTF, and water treatment plant.

●	Casa Berardi's expected growth capital investment includes tailings construction costs.

Exploration and pre-development expenditures are expected to be $28 million, with the focus at Greens Creek and Keno Hill, with some planned spend at Nevada and Lucky Friday.

(millions)	Total	Sustaining	Growth
2025 Total Capital expenditures	$222 - $242	$125 - $133	$97 - $109
Greens Creek	$58 - $63	$48 - $51	$10 - $12
Lucky Friday	$63 - $68	$58 - $61	$5 - $7
Casa Berardi	$58 - $63	$19 - $21	$39 - $42
Keno Hill	$43 - $48	N/A	$43 - $48
2025 Exploration & Pre-Development	$28

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Friday, February 14, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international dialing 1-646-370-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/766866042 or www.hecla.com under Investors.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Friday, February 14, from 12:00 p.m. to 1:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2024-feb-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash costs, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net loss, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

(6) Expectations for 2025 include silver, gold, lead, and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using gold $2,550/oz, silver $28/oz, zinc $1.25/lb, and lead $0.85/lb. Numbers are rounded.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2025 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Silver grades at Greens Creek are expected to increase through the first quarter of 2025 as backfill cycles improve; (ii) production is expected to increase at Keno Hill in 2026; (iii) Yukon Energy Corporation's out-of-service hydro-electric turbine is expected to be repaired by summer 2025; (iv) Keno Hill's expected increase in throughput to 600 tons per day and production growth to sustainable profitable production is expected to meet the Company's investment threshold criteria at current silver prices; (v) Casa Berardi is expected to 1) continue underground production through mid-2025, 2) produce gold from the 160 pit until 2027, and 3) have a production gap commencing in 2027 to 2032 or later. During this time, the focus is expected to be on investing in infrastructure and equipment, permitting and de-watering and stripping two expected new open pits, Principal and West Mine Crown Pillar. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow, particularly at current gold prices; (vi) projected total cost of sales, as well as cash costs and AISC per ounce (in each case after by-product credits) for Greens Creek, Lucky Friday, and Casa Berardi individually and for silver overall for 2025; (vii) Lucky Friday's reserve mine-life is expected to be eighteen years; (viii) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2025; and (ix) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2025. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2024 Form 10-K filed on February 13, 2025, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. We report reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because we are a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP -Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for the Company’s Greens Creek,  Lucky Friday, Casa Berardi and Keno Hill properties are filed as exhibits 96.1 - 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023, (iv) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023, and (v) the San Sebastian Mine, Mexico, are contained in a NI 43-101 technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each Technical Report Summary and  technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

For further information, please contact:

Anvita M. Patil

Vice President - Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Sales	$249,655	$245,085	$929,925	$720,227
Cost of sales and other direct production costs	141,465	144,855	548,245	458,504
Depreciation, depletion and amortization	39,856	40,944	183,470	148,774
Total cost of sales	181,321	185,799	731,715	607,278
Gross profit	68,334	59,286	198,210	112,949

Other operating expenses:
General and administrative	9,048	10,401	45,405	42,722
Exploration and pre-development	5,744	10,553	27,321	32,512
Ramp-up and suspension costs	9,567	13,679	43,307	76,252
Write down of property, plant and equipment	110	14,464	14,574	—
Provision for closed operations and environmental matters	3,162	1,542	6,843	7,575
Other operating income	2,566	(13,828)	(45,516)	(1,438)
	30,197	36,811	91,934	157,623
Income (loss) from operations	38,137	22,475	106,276	(44,674)
Other expense:
Interest expense	(13,784)	(10,901)	(49,834)	(43,319)
Fair value adjustments, net	(9,008)	3,654	(2,204)	2,925
Foreign exchange (loss) gain	4,143	(3,246)	7,552	(3,810)
Other income	505	1,229	4,426	5,883
	(18,144)	(9,264)	(40,060)	(38,321)
Income (loss) before income and mining taxes	19,993	13,211	66,216	(82,995)
Income and mining tax provision	(8,069)	(11,450)	(30,414)	(1,222)
Net income (loss)	11,924	1,761	35,802	(84,217)
Preferred stock dividends	(138)	(138)	(552)	(552)
Net income (loss) applicable to common stockholders	$11,786	$1,623	$35,250	$(84,769)
Basic income (loss) per common share after preferred dividends	$0.02	$0.00	$0.06	$(0.14)
Diluted income (loss) per common share after preferred dividends	$0.02	$0.00	$0.06	$(0.14)
Weighted average number of common shares outstanding basic	628,025	621,921	620,848	605,668
Weighted average number of common shares outstanding diluted	631,442	625,739	622,535	605,668

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net income (loss)	$11,924	$1,761	$35,802	$(84,217)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	41,206	44,118	190,471	163,672
Inventory adjustments	1,633	178	11,707	20,819
Fair value adjustments, net	9,008	(3,654)	2,204	(2,925)
Provision for reclamation and closure costs	3,942	1,822	9,370	9,658
Stock-based compensation	2,258	2,255	8,659	6,598
Deferred income taxes	5,427	8,573	19,688	(6,115)
Net foreign exchange (gain) loss	(4,143)	3,246	(7,552)	3,810
Write down of property, plant and equipment	110	14,464	14,574	—
Other non-cash items, net	1,561	341	1,706	3,094
Change in assets and liabilities:
Accounts receivable	7,040	(7,085)	(17,159)	25,133
Inventories	(5,460)	3,498	(32,835)	(24,035)
Other current and non-current assets	(12,870)	(7,989)	(12,517)	(32,456)
Accounts payable, accrued and other current liabilities	4,165	(4,690)	(2,826)	598
Accrued payroll and related benefits	147	2,772	6,739	(4,982)
Accrued taxes	1,748	2,085	2,817	(571)
Accrued reclamation and closure costs and other non-current liabilities	(226)	(6,686)	(12,571)	(2,582)
Net cash provided by operating activities	67,470	55,009	218,277	75,499
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(60,784)	(55,699)	(214,492)	(223,887)
Proceeds from disposition of assets	221	199	1,694	1,329
Purchases of investments	—	—	(73)	(8,962)
Acquisition, net	—	—	—	228
Net cash used in investing activities	(60,563)	(55,500)	(212,871)	(231,292)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	—	57,265	58,368	56,684
Acquisition of treasury shares	—	—	(1,197)	(2,036)
Borrowings of debt	129,000	83,000	279,000	239,000
Repayments of debt	(119,000)	(132,000)	(384,000)	(111,000)
Dividends paid to common and preferred stockholders	(8,640)	(8,697)	(25,331)	(15,713)
Repayments of finance leases and other	(2,823)	(2,336)	(10,664)	(10,605)
Net cash (used in) provided by financing activities	(1,463)	(2,768)	(83,824)	156,330
Effect of exchange rates on cash	(856)	960	(1,076)	1,095
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	4,588	(2,299)	(79,494)	1,632
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	23,457	25,756	107,539	105,907
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$28,045	$23,457	$28,045	$107,539

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$26,868	$106,374
Accounts receivable	49,053	33,116
Inventories	104,936	93,647
Other current assets	33,295	27,125
Total current assets	214,152	260,262
Investments	33,897	33,724
Restricted cash and cash equivalents	1,177	1,165
Properties, plants, equipment and mine development, net	2,694,119	2,666,250
Operating lease right-of-use assets	7,544	8,349
Other non-current assets	30,171	41,354
Total assets	2,981,060	$3,011,104

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$127,988	$123,643
Current debt	33,617	—
Finance leases	8,169	9,752
Accrued reclamation and closure costs	13,748	9,660
Accrued interest	14,316	14,405
Total current liabilities	197,838	157,460
Accrued reclamation and closure costs	111,162	110,797
Long-term debt including finance leases	508,927	653,063
Deferred tax liability	110,266	104,835
Other non-current liabilities	13,353	16,845
Total liabilities	941,546	1,043,000

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	160,052	156,076
Capital surplus	2,418,149	2,343,747
Accumulated deficit	(493,529)	(503,861)
Accumulated other comprehensive (loss) income, net	(10,266)	5,837
Treasury stock	(34,931)	(33,734)
Total stockholders’ equity	2,039,514	1,968,104
Total liabilities and stockholders’ equity	$2,981,060	$3,011,104
Common shares outstanding	640,548	624,647

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Costs, Before By-product Credits and Cash Costs, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Costs, Before By-product Credits, (ii) Cash Costs, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three and twelve month periods ended December 31, 2024 and 2023, and for estimated amounts for the twelve months ended December 31, 2025.

Cash Costs, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Costs, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Costs, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Costs, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Costs, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Costs, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

The Casa Berardi information below reports Cash Costs, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Costs, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Costs, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. We have not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024					Three Months Ended September 30, 2024					Twelve Months Ended December 31, 2024					Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver
Total cost of sales	$67,887	$40,157	$15,356	$—	$123,400	$73,597	$39,286	$19,809	$—	$132,692	$268,127	$144,485	$74,962	$—	$487,574	$259,895	$84,185	$35,518	$—	$379,598
Depreciation, depletion and amortization	(13,743)	(11,749)	(3,587)	—	(29,079)	(13,948)	(10,681)	(4,218)	—	(28,847)	(53,450)	(41,049)	(16,136)	—	(110,635)	(53,995)	(24,325	(4,277)	—	(82,597)
Treatment costs	4,511	4,837	—	—	9,348	5,962	3,650	-	—	9,612	26,266	14,456	—	—	40,722	40,987	10,981	1,070	—	53,038
Change in product inventory	(2,833)	1,488	—	—	(1,345)	(8,125)	106	—	—	(8,019)	(5,858)	2,090	—	—	(3,768)	(4,266)	(5,164	—	—	(9,430)
Reclamation and other costs	(1,119)	(2,152)	—	—	(3,271)	(1,825)	(241)	—	—	(2,066)	(4,481)	(2,806)	—	—	(7,287)	(748)	(826	—	—	(1,574)
Exclusion of Lucky Friday cash costs (8)	—	—	—	—	—	—	—	—	—	—	—	(3,634)	—	—	(3,634)	—	(851	—	—	(851)
Exclusion of Keno Hill cash costs (6)	—	—	(11,769)	—	(11,769)	—	—	(15,591)	—	(15,591)	—	—	(58,826)	—	(58,826)	—	—	(32,311)	—	(32,311)
Cash Costs, Before By-product Credits (1)	54,703	32,581	—	—	87,284	55,661	32,120	—	—	87,781	230,604	113,542	—	—	344,146	241,873	64,000	—	—	305,873
Reclamation and other costs	785	183	—	—	968	786	303	—	—	1,089	3,141	891	—	—	4,032	2,889	671	—	—	3,560
Sustaining capital	15,329	12,434	—	389	28,152	10,558	10,862	—	42	21,462	45,214	44,864	—	1,532	91,610	41,935	39,019	—	928	81,882
Exclusion of Lucky Friday sustaining costs (8)	—	—	—	—	—	—	—	—	—	—	—	(5,396)	—	—	(5,396)	—	(19,702	—	—	(19,702)
General and administrative	—	—	—	9,048	9,048	—	—	—	10,401	10,401	—	—	—	45,405	45,405	—	—	—	42,722	42,722
AISC, Before By-product Credits (1)	70,817	45,198	—	9,437	125,452	67,005	43,285	—	10,443	120,733	278,959	153,901	—	46,937	479,797	286,697	83,988	—	43,650	414,335
By-product credits:
Zinc	(24,883)	(7,707)	—	—	(32,590)	(22,126)	(7,046)	—	—	(29,172)	(89,088)	(26,244)	—	—	(115,332)	(83,454)	(14,507	—	—	(97,961)
Gold	(34,363)	—	—	—	(34,363)	(25,430)	—	—	—	(25,430)	(115,189)	—	—	—	(115,189)	(104,507)	—	—	—	(104,507)
Lead	(6,605)	(14,610)	—	—	(21,215)	(5,970)	(13,245)	—	—	(19,215)	(26,374)	(55,042)	—	—	(81,416)	(29,284)	(34,620	—	—	(63,904)
Copper	—	—	—	—	—	(409)	—	—	—	(409)	(409)	—	—	—	(409)	—	—	—	—	—
Exclusion of Lucky Friday byproduct credits (8)	—	—	—	—	—	—	—	—	—	—	—	3,943	—	—	3,943	—	1,566	—	—	1,566
Total By-product credits	(65,851)	(22,317)	—	—	(88,168)	(53,935)	(20,291)	—	—	(74,226)	(231,060)	(77,343)	—	—	(308,403)	(217,245)	(47,561	—	—	(264,806)
Cash Costs, After By-product Credits	$(11,148)	$10,264	$—	$—	$(884)	$1,726	$11,829	$—	$—	$13,555	$(456)	$36,199	$—	$—	$35,743	$24,628	$16,439	$—	$—	$41,067
AISC, After By-product Credits	$4,966	$22,881	$—	$9,437	$37,284	$13,070	$22,994	$—	$10,443	$46,507	$47,899	$76,558	$—	$46,937	$171,394	$69,452	$36,427	$—	$43,650	$149,529
Ounces produced	1,902	1,337			3,239	1,857	1,185			3,042	8,481	4,891			13,372	9,732	3,086			12,818
Exclusion of Lucky Friday ounces produced (8)	—	—			—	—	0			—	—	(253)			(253)	—	(103			(103)
Divided by ounces produced	1,902	1,337			3,239	1,857	1,185			3,042	8,481	4,638			13,119	9,732	2,983			12,715
Cash Costs, Before By-product Credits, per Silver Ounce	$28.76	$24.37			$26.95	$29.97	$27.11			$28.86	$27.19	$24.48			$26.23	$24.85	$21.45			$24.06
By-product credits per ounce	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)	(27.24)	(16.68)			(23.51)	(22.32)	(15.94			(20.83)
Cash Costs, After By-product Credits, per Silver Ounce	$(5.86)	$7.68			$(0.27)	$0.93	$9.98			$4.46	$(0.05)	$7.80			$2.72	$2.53	$5.51			$3.23
AISC, Before By-product Credits, per Silver Ounce	$37.24	$33.81			$38.73	$36.08	$36.53			$39.69	$32.89	$33.18			$36.57	$29.46	$28.15			$32.59
By-product credits per ounce	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)	(27.24)	(16.68)			(23.51)	(22.32)	(15.94			(20.83)
AISC, After By-product Credits, per Silver Ounce	$2.62	$17.12			$11.51	$7.04	$19.40			$15.29	$5.65	$16.50			$13.06	$7.14	$12.21			$11.76

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024			Three Months Ended September 30, 2024			Twelve Months Ended December 31, 2024			Twelve Months Ended December 31, 2023
	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other
Total cost of sales	$51,734	$6,187	$57,921	$46,280	$6,827	$53,107	$223,614	$20,527	$244,141	$221,341	$6,339	$227,680
Depreciation, depletion and amortization	(10,777)	—	(10,777)	(12,097)	—	(12,097)	(72,835)	—	(72,835)	(66,037)	(140)	(66,177)
Treatment costs	41	—	41	36	—	36	153	—	153	1,109	—	1,109
Change in product inventory	(96)	—	(96)	2,176	—	2,176	3,269	—	3,269	(2,913)	—	(2,913)
Reclamation and other costs	(201)	—	(201)	(207)	—	(207)	(823)	—	(823)	(871)	—	(871)
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	(6,827)	(6,827)	—	—	—	(2,851)	—	(2,851)
Exclusion of Nevada and Other costs	—	(6,187)	(6,187)	—		—	—	(20,527)	(20,527)	—	(6,199)	(6,199)
Cash Costs, Before By-product Credits (1)	40,701	—	40,701	36,188	—	36,188	153,378	—	153,378	149,778	—	149,778
Reclamation and other costs	201	—	201	207	—	207	823	—	823	871	—	871
Sustaining capital	5,381	—	5,381	6,054	—	6,054	18,963	—	18,963	34,971	—	34,971
AISC, Before By-product Credits (1)	46,283	—	46,283	42,449	—	42,449	173,164	—	173,164	185,620	—	185,620
By-product credits:
Silver	(194)	—	(194)	(163)	—	(163)	(683)	—	(683)	(522)	—	(522)
Total By-product credits	(194)	—	(194)	(163)	—	(163)	(683)	—	(683)	(522)	—	(522)
Cash Costs, After By-product Credits	$40,507	$—	$40,507	$36,025	$—	$36,025	$152,695	$—	$152,695	$149,256	$—	$149,256
AISC, After By-product Credits	$46,089	$—	$46,089	$42,286	$—	$42,286	$172,481	$—	$172,481	$185,098	$—	$185,098
Divided by gold ounces produced	21	—	21	21	—	21	87	—	87	90	—	90
Cash Costs, Before By-product Credits, per Gold Ounce	$1,945	$—	$1,945	$1,762	$—	$1,762	$1,770	$—	$1,770	$1,658	$—	$1,658
By-product credits per ounce	(9)	—	(9)	(8)	—	(8)	(8)	—	(8)	(6)	—	(6)
Cash Costs, After By-product Credits, per Gold Ounce	$1,936	$—	$1,936	$1,754	$—	$1,754	$1,762	$—	$1,762	$1,652	$—	$1,652
AISC, Before By-product Credits, per Gold Ounce	$2,212	$—	$2,212	$2,067	$—	$2,067	$1,998	$—	$1,998	$2,054	$—	$2,054
By-product credits per ounce	(9)	—	(9)	(8)	—	(8)	(8)	—	(8)	(6)	—	(6)
AISC, After By-product Credits, per Gold Ounce	$2,203	$—	$2,203	$2,059	$—	$2,059	$1,990	$—	$1,990	$2,048	$—	$2,048

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024			Three Months Ended September 30, 2024			Twelve Months Ended December 31, 2024			Twelve Months Ended December 31, 2023 (5)
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$123,400	$57,921	$181,321	$132,692	$53,107	$185,799	$487,574	$244,141	$731,715	$379,598	$227,680	$607,278
Depreciation, depletion and amortization	(29,079)	(10,777)	(39,856)	(28,847)	(12,097)	(40,944)	(110,635)	(72,835)	(183,470)	$(82,597)	(66,177)	(148,774)
Treatment costs	9,348	41	9,389	9,612	36	9,648	40,722	153	40,875	$53,038	1,109	54,147
Change in product inventory	(1,345)	(96)	(1,441)	(8,019)	2,176	(5,843)	(3,768)	3,269	(499)	$(9,430)	(2,913)	(12,343)
Reclamation and other costs	(3,271)	(201)	(3,472)	(2,066)	(207)	(2,273)	(7,287)	(823)	(8,110)	$(1,574)	(871)	(2,445)
Exclusion of Lucky Friday cash costs (8)	—	—	—	—	(6,827)	(6,827)	(3,634)	—	(3,634)	(851)	—	(851)
Exclusion of Keno Hill cash costs (6)	(11,769)	—	(11,769)	(15,591)	—	(15,591)	(58,826)	—	(58,826)	(32,311)	—	(32,311)
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	—	—	—	—	—	—	(2,851)	(2,851)
Exclusion of Nevada and Other costs	—	(6,187)	(6,187)	—	—	—	—	(20,527)	(20,527)	—	(6,199)	(6,199)
Cash Costs, Before By-product Credits (1)	87,284	40,701	127,985	87,781	36,188	123,969	344,146	153,378	497,524	305,873	149,778	455,651
Reclamation and other costs	968	201	1,169	1,089	207	1,296	4,032	823	4,855	3,560	871	4,431
Sustaining capital	28,152	5,381	33,533	21,462	6,054	27,516	91,610	18,963	110,573	81,882	34,971	116,853
Exclusion of Lucky Friday sustaining costs (8)	—	—	—	—	—	—	(5,396)	—	(5,396)	(19,702)	—	(19,702)
General and administrative	9,048	—	9,048	10,401	—	10,401	45,405	—	45,405	42,722	—	42,722
AISC, Before By-product Credits (1)	125,452	46,283	171,735	120,733	42,449	163,182	479,797	173,164	652,961	414,335	185,620	599,955
By-product credits:
Zinc	(32,590)	—	(32,590)	(29,172)	—	(29,172)	(115,332)	—	(115,332)	(97,961)	—	(97,961)
Gold	(34,363)	—	(34,363)	(25,430)	—	(25,430)	(115,189)	—	(115,189)	(104,507)	—	(104,507)
Lead	(21,215)	—	(21,215)	(19,215)	—	(19,215)	(81,416)	—	(81,416)	(63,904)	—	(63,904)
Silver	—	(194)	(194)	—	(163)	(163)	—	(683)	(683)	—	(522)	(522)
Copper	—	—	—	(409)	—	(409)	(409)	—	(409)	—	—	—
Exclusion of Lucky Friday by-product credits (8)	—	—	—	—	—	—	3,943	—	3,943	1,566	—	1,566
Total By-product credits	(88,168)	(194)	(88,362)	(74,226)	(163)	(74,389)	(308,403)	(683)	(309,086)	(264,806)	(522)	(265,328)
Cash Costs, After By-product Credits	$(884)	$40,507	$39,623	$13,555	$36,025	$49,580	$35,743	$152,695	$188,438	$41,067	$149,256	$190,323
AISC, After By-product Credits	$37,284	$46,089	$83,373	$46,507	$42,286	$88,793	$171,394	$172,481	$343,875	$149,529	$185,098	$334,627
Ounces produced	3,239	21		3,042	21		13,372	87		12,818	90
Exclusion of Lucky Friday ounces produced (8)	—	—		—	—		(253)	—		(103)	—
Divided by ounces produced	3,239	21		3,042	21		13,119	87		12,715	90
Cash Costs, Before By-product Credits, per Ounce	$26.95	$1,945		$28.86	$1,762		$26.23	$1,770		$24.06	$1,658
By-product credits per ounce	(27.22)	(9)		(24.40)	(8)		(23.51)	(8)		(20.83)	(6)
Cash Costs, After By-product Credits, per Ounce	$(0.27)	$1,936		$4.46	$1,754		$2.72	$1,762		$3.23	$1,652
AISC, Before By-product Credits, per Ounce	$38.73	$2,212		$39.69	$2,067		$36.57	$1,998		$32.59	$2,054
By-product credits per ounce	(27.22)	(9)		(24.40)	(8)		(23.51)	(8)		(20.83)	(6)
AISC, After By-product Credits, per Ounce	$11.51	2,203		$15.29	2,059		$13.06	1,990		$11.76	2,048

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended June 30, 2024 (5)					Three Months Ended March 31, 2024 (5)					Three Months Ended December 31, 2023 (5)
	Greens Creek	Lucky Friday	Keno Hill	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$56,786	$37,523	$28,950	$—	$123,259	$69,857	$27,519	$10,847	$—	$108,223	$70,231	$3,117	$17,936	$—	$91,284
Depreciation, depletion and amortization	(11,316)	(10,708)	(4,729)	—	(26,753)	(14,443)	(7,911)	(3,602)	—	(25,956)	(15,438)	(584)	(2,068)	—	(18,090)
Treatment costs	6,069	2,746	—	—	8,815	9,724	3,223	—	—	12,947	9,873	149	(76)	—	9,946
Change in product inventory	7,296	(115)	—	—	7,181	(2,196)	611	—	—	(1,585)	(1,787)	(1,851)	—	—	(3,638)
Reclamation and other costs	(882)	(311)	—	—	(1,193)	(655)	(102)	—	—	(757)	(534)	—	—	—	(534)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	(3,634)	—	—	(3,634)	—	(831)	—	—	(831)
Exclusion of Keno Hill cash costs (4)	—	—	(24,221)	—	(24,221)	—	—	(7,245)	—	(7,245)	—	—	(15,792)	—	(15,792)
Cash Costs, Before By-product Credits (1)	57,953	29,135	—	—	87,088	62,287	19,706	—	—	81,993	62,345	—	—	—	62,345
Reclamation and other costs	785	183	—	—	968	785	222	—	—	1,007	723	—	—	—	723
Sustaining capital	10,911	9,517	—	1,035	21,463	8,416	12,051	—	66	20,533	15,249	14,768	—	97	30,114
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	(5,396)	—	—	(5,396)	—	(14,768)		—	(14,768)
General and administrative	—	—	—	14,740	14,740	—	—	—	11,216	11,216	—	—	—	12,273	12,273
AISC, Before By-product Credits (1)	69,649	38,835	—	15,775	124,259	71,488	26,583	—	11,282	109,353	78,317	—	—	12,370	90,687
By-product credits:
Zinc	(21,873)	(6,706)	—	—	(28,579)	(20,206)	(4,785)	—	—	(24,991)	(18,499)	(223)	—	—	(18,722)
Gold	(28,844)	—	—	—	(28,844)	(26,551)	—	—	—	(26,551)	(25,418)	—	—	—	(25,418)
Lead	(6,818)	(15,466)	—	—	(22,284)	(6,980)	(11,720)	—	—	(18,700)	(7,282)	(667)	—	—	(7,949)
Copper	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	—	—	—	3,943	—	—	3,943	—	890			890
Total By-product credits	(57,535)	(22,172)	—	—	(79,707)	(53,737)	(12,562)	—	—	(66,299)	(51,199)	—	—	—	(51,199)
Cash Costs, After By-product Credits	$418	$6,963	$—	$—	$7,381	$8,550	$7,144	$—	$—	$15,694	$11,146	$—	$—	$—	$11,146
AISC, After By-product Credits	$12,114	$16,663	$—	$15,775	$44,552	$17,751	$14,021	$—	$11,282	$43,054	$27,118	$—	$—	$12,370	$39,488
Ounces produced	2,244	1,308			3,552	2,479	1,061			3,540	2,260	62			2,322
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	(253)			(253)	—	(62)			(62)
Divided by ounces produced	2,244	1,308			3,552	2,479	808			3,287	2,260	—			2,260
Cash Costs, Before By-product Credits, per Silver Ounce	$25.83	$22.27			$24.52	$25.13	$24.41			$24.95	$27.59	N/A			$27.59
By-product credits per ounce	(25.64)	(16.95)			(22.44)	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)
Cash Costs, After By-product Credits, per Silver Ounce	$0.19	$5.32			$2.08	$3.45	$8.85			$4.78	$4.94	N/A			$4.94
AISC, Before By-product Credits, per Silver Ounce	$31.04	$29.69			$34.98	$28.84	$32.92			$33.27	$34.65	N/A			$40.13
By-product credits per ounce	(25.64)	(16.95)			(22.44)	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)
AISC, After By-product Credits, per Silver Ounce	$5.40	$12.74			$12.54	$7.16	$17.36			$13.10	$12.00	N/A			$17.48

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended June 30, 2024 (5)			Three Months Ended March 31, 2024 (5)			Three Months Ended December 31, 2023 (5)
	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other
Total cost of sales	$67,340	$3,628	$70,968	$58,260	$3,885	$62,145	$58,945	$3,596	$62,541
Depreciation, depletion and amortization	(27,010)	—	(27,010)	(22,951)	—	(22,951)	(22,749)	2	(22,747)
Treatment costs	52	—	52	24	—	24	37	—	37
Change in product inventory	(550)	—	(550)	1,739	—	1,739	2,432	—	2,432
Reclamation and other costs	(206)	—	(206)	(209)	—	(209)	(216)	—	(216)
Exclusion of Casa Berardi cash costs	—	—	—	—	—	—	—	—	—
Exclusion of Nevada and Other costs	—	(3,628)	(3,628)	—	(3,885)	(3,885)	—	(3,598)	(3,598)
Cash Costs, Before By-product Credits (1)	39,626	—	39,626	36,863	—	36,863	38,449		38,449
Reclamation and other costs	206		206	209	—	209	216	—	216
Sustaining capital	2,667	—	2,667	4,861	—	4,861	5,796	—	5,796
AISC, Before By-product Credits (1)	42,499	—	42,499	41,933	—	41,933	44,461		44,461
By-product credits:
Silver	(183)	—	(183)	(143)	—	(143)	(132)	—	(132)
Total By-product credits	(183)	—	(183)	(143)	—	(143)	(132)	—	(132)
Cash Costs, After By-product Credits	$39,443	$—	$39,443	$36,720	$—	$36,720	$38,317		$38,317
AISC, After By-product Credits	$42,316	$—	$42,316	$41,790	$—	$41,790	$44,329		$44,329
Divided by gold ounces produced	23	—	23	22	—	22	23	—	23
Cash Costs, Before By-product Credits, per Gold Ounce	$1,709	$—	$1,709	$1,675	$—	$1,675	$1,708	$—	$1,708
By-product credits per ounce	(8)	—	(8)	(6)	—	(6)	(6)	—	(6)
Cash Costs, After By-product Credits, per Gold Ounce	$1,701	$—	$1,701	$1,669	$—	$1,669	$1,702	$—	$1,702
AISC, Before By-product Credits, per Gold Ounce	$1,833	$—	$1,833	$1,905	$—	$1,905	$1,975	$—	$1,975
By-product credits per ounce	(8)	—	(8)	(6)	—	(6)	(6)	—	(6)
AISC, After By-product Credits, per Gold Ounce	$1,825	$—	$1,825	$1,899	$—	$1,899	$1,969	$—	$1,969

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

In thousands (except per ounce amounts)	Three Months Ended June 30, 2024 (5)			Three Months Ended March 31, 2024 (5)			Three Months Ended December 31, 2023 (5)
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$123,259	$70,968	$194,227	$108,223	$62,145	$170,368	$91,284	$62,541	$153,825
Depreciation, depletion and amortization	(26,753)	(27,010)	(53,763)	$(25,956)	(22,951)	(48,907)	(18,090)	(22,747)	(40,837)
Treatment costs	8,815	52	8,867	$12,947	24	12,971	9,946	37	9,983
Change in product inventory	7,181	(550)	6,631	$(1,585)	1,739	154	(3,638)	2,432	(1,206)
Reclamation and other costs	(1,193)	(206)	(1,399)	$(757)	(209)	(966)	(534)	(216)	(750)
Exclusion of Keno Hill cash costs	(24,221)	—	(24,221)	(7,245)		(7,245)	(15,792)	—	(15,792)
Exclusion of Lucky Friday cash costs	—	—	—	(3,634)	—	(3,634)	(831)	—	(831)
Exclusion of Casa Berardi cash costs	—	—	—	—	—	—	—	—	—
Exclusion of Nevada and Other costs	—	(3,628)	(3,628)	—	(3,885)	(3,885)	—	(3,598)	(3,598)
Cash Costs, Before By-product Credits (1)	87,088	39,626	126,714	81,993	36,863	118,856	62,345	38,449	100,794
Reclamation and other costs	968	206	1,174	1,007	209	1,216	723	216	939
Sustaining capital	21,463	2,667	24,130	20,533	4,861	25,394	30,114	5,796	35,910
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	(5,396)		(5,396)	(14,768)	—	(14,768)
General and administrative	14,740	—	14,740	11,216		11,216	12,273	—	12,273
AISC, Before By-product Credits (1)	124,259	42,499	166,758	109,353	41,933	151,286	90,687	44,461	135,148
By-product credits:
Zincq	(28,579)	—	(28,579)	(24,991)	—	(24,991)	(18,722)	—	(18,722)
Gold	(28,844)	—	(28,844)	(26,551)	—	(26,551)	(25,418)	—	(25,418)
Lead	(22,284)	—	(22,284)	(18,700)	—	(18,700)	(7,949)	—	(7,949)
Copper	—	—	—	—	—	—	—	—	—
Silver	—	(183)	(183)	—	(143)	(143)	—	(132)	(132)
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	3,943	—	3,943	890	—	890
Total By-product credits	(79,707)	(183)	(79,890)	(66,299)	(143)	(66,442)	(51,199)	(132)	(51,331)
Cash Costs, After By-product Credits	$7,381	$39,443	$46,824	$15,694	$36,720	$52,414	$11,146	$38,317	$49,463
AISC, After By-product Credits	$44,552	$42,316	$86,868	$43,054	$41,790	$84,844	$39,488	$44,329	$83,817
Divided by ounces produced	3,552	23		3,287	22		2,260	23
Cash Costs, Before By-product Credits, per Ounce	$24.52	$1,709		$24.95	1,675		$27.59	$1,708
By-product credits per ounce	(22.44)	(8)		(20.17)	(6)		(22.65)	(6)
Cash Costs, After By-product Credits, per Ounce	$2.08	$1,701		$4.78	$1,669		$4.94	$1,702
AISC, Before By-product Credits, per Ounce	$34.98	$1,833		$33.27	$1,905		$40.13	$1,975
By-product credits per ounce	(22.44)	(8)		(20.17)	(6)		(22.65)	(6)
AISC, After By-product Credits, per Ounce	$12.54	$1,825		$13.10	$1,899		$17.48	$1,969

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.
(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Costs, Before By-product Credits and AISC, Before By-product Credits.

(4)

Other includes $20.5 million of sales and total cost of sales for the year ended December 31, 2024 and $5.3 million of sales and total cost of sales for the year ended December 31, 2023, related to the environmental services business acquired as part of the Alexco acquisition.

(5)

Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)

Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Costs, Before By-product Credits, Cash Costs, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)

Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests as a result of fires in the region. Suspension costs amounted to $2.2 million for the year ended December 31, 2023, and are excluded from the calculation of total cost of sales, Cash Costs, Before By-product Credits, Cash Costs, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(8)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Costs, Before By-product Credits, Cash Costs, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

2025 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2025
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Casa Berardi	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$289,000	$135,000	$—	$424,000	$165,500	$165,500
Depreciation, depletion and amortization	(59,000)	(36,400)	—	(95,400)	(37,700)	(37,700)
Treatment costs	14,000	10,000	—	24,000	—	—
Change in product inventory	—	—	—	—	—	—
Other costs	1,000	300	—	1,300	(1,400)	(1,400)
Cash Costs, Before By-product Credits (1)	245,000	108,900	—	353,900	126,400	126,400
Reclamation and other costs	3,000	1,000	—	4,000	1,700	1,700
Sustaining capital	54,000	62,000	5,600	121,600	17,500	17,500
General and administrative	—	—	50,000	50,000	—	—
AISC, Before By-product Credits (1)	302,000	171,900	55,600	529,500	145,600	145,600
By-product credits:
Zinc	(96,000)	(33,000)	—	(129,000)	—	—
Gold	(106,000)	—	—	(106,000)	—	—
Lead	(23,500)	(55,000)	—	(78,500)	—	—
Silver	—	—	—	—	(500)	(500)
Total By-product credits	(225,500)	(88,000)	—	(313,500)	(500)	(500)
Cash Costs, After By-product Credits	$19,500	$20,900	$—	$40,400	$125,900	$125,900
AISC, After By-product Credits	$76,500	$83,900	$55,600	$216,000	$145,100	$145,100
Divided by silver ounces produced	8,450	4,900		13,350	79	79
Cash Costs, Before By-product Credits, per Silver Ounce	$28.99	$22.22		$26.51	$1,600	$1,600
By-product credits per silver ounce	(26.69)	(17.96)		(23.48)	(6)	(6)
Cash Costs, After By-product Credits, per Silver Ounce	$2.30	$4.26		$3.03	$1,594	$1,594
AISC, Before By-product Credits, per Silver Ounce	$35.74	$35.08		$39.66	$1,843	$1,843
By-product credits per silver ounce	(26.69)	(17.96)		(23.48)	(6)	(6)
AISC, After By-product Credits, per Silver Ounce	$9.05	$17.12		$16.18	$1,837	$1,837

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Reconciliation of Net Income (Loss ) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to adjusted EBITDA and net debt:

Dollars are in thousands	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY 2024	FY 2023
Net income (loss)	$11,924	$1,761	$27,870	$(5,753)	$(42,935)	$35,802	$(84,217)
Interest expense	13,784	10,901	12,505	12,644	12,133	49,834	43,319
Income and mining tax provision (benefit)	8,069	11,450	9,080	1,815	(5,682)	30,414	1,222
Depreciation, depletion and amortization	41,206	44,118	53,921	51,226	51,967	190,471	163,672
Ramp-up and suspension costs	7,492	11,295	4,272	10,926	23,814	33,985	72,498
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(86)	(31)	(1,196)	69	1,043	(1,244)	849
Foreign exchange (gain) loss	(4,143)	3,246	(2,673)	(3,982)	4,244	(7,552)	3,810
Write down of property, plant and equipment	110	14,464	—	—	—	14,574	—
Fair value adjustments, net	9,008	(3,654)	(5,002)	1,852	(8,699)	2,204	(2,925)
Provisional price (gains) losses	(3,330)	(5,080)	(10,937)	(3,533)	(5,930)	(22,880)	(18,230)
Provision for closed operations and environmental matters	3,162	1,542	1,153	986	1,164	6,843	7,575
Stock-based compensation	2,258	2,255	2,982	1,164	1,476	8,659	6,598
Inventory adjustments	1,633	178	2,225	7,671	4,487	11,707	20,819
Monetization of zinc and lead hedges	(4,025)	(2,356)	(2,125)	(1,977)	(3,753)	(10,483)	(4,447)
Other	(504)	(1,230)	(1,180)	(1,511)	(422)	(4,425)	(1,744)
Adjusted EBITDA	$86,558	$88,859	$90,895	$71,597	$32,907	$337,909	$208,799
Total debt						$550,713	$662,815
Less: Cash and cash equivalents						26,868	106,374
Net debt						$523,845	$556,441
Net debt/LTM adjusted EBITDA (non-GAAP)						1.6	2.7

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	4Q-2024	3Q-2024	2Q-2024	1Q-2024	4Q-2023	FY-2024	FY-2023
Net loss applicable to common stockholders	$11,786	$1,623	$27,732	$(5,891)	$(43,073)	$35,250	$(84,769)
Adjusted for items below:
Fair value adjustments, net	9,008	(3,654)	(5,002)	1,852	(8,699)	2,204	(2,925)
Provisional pricing (gains) losses	(3,330)	(5,080)	(10,937)	(3,533)	(5,930)	(22,880)	(18,230)
Environmental accruals	1,881	—	—	—	200	1,881	2,952
Write down of property, plant and equipment	110	14,464	—	—	—	14,574	—
Foreign exchange loss (gain)	(4,143)	3,246	(2,673)	(3,982)	4,244	(7,552)	3,810
Ramp-up and suspension costs	9,567	13,679	5,538	14,523	27,568	43,307	76,252
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(86)	(31)	(1,196)	69	1,043	(1,244)	849
Inventory adjustments	1,633	178	2,225	7,671	4,487	11,707	20,819
Monetization of zinc hedges	(4,025)	(2,356)	(2,125)	(1,977)	(3,753)	(10,483)	(4,447)
Other	664	—	—	—	—	664	—
Adjusted (loss) income applicable to common stockholders	$23,065	$22,069	$13,562	$8,732	$(23,913)	$67,428	$(5,689)
Weighted average shares - basic	628,025	621,921	617,106	616,199	610,547	620,848	605,668
Weighted average shares - diluted	631,442	625,739	622,206	616,199	610,547	622,535	605,668
Basic adjusted net (loss) income per common stock (in cents)	0.04	0.03	0.02	0.01	(0.04)	0.11	(0.01)
Diluted adjusted net (loss) income per common stock (in cents)	0.04	0.03	0.02	0.01	(0.04)	0.11	(0.01)

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash provided by operating activities	$67,470	$884	$218,277	$75,499
Less: Additions to properties, plants equipment and mineral interests	$(60,784)	$(62,622)	$(214,492)	$(223,887)
Free cash flow	$6,686	$(61,738)	$3,785	$(148,388)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Years Ended December 31,
		2024	2023	2022	2021
Cash provided by operating activities	$992,487	$317,861	$214,883	$188,434	$271,309
Exploration	$26,342	$8,016	$7,815	$5,920	$4,591
Less: Additions to properties, plants equipment and mineral interests	$(347,924)	$(97,387)	$(108,879)	$(87,890)	$(53,768)
Free cash flow	$670,905	$228,490	$113,819	$106,464	$222,132

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Table A

Hecla Mining Company - Reserves and Resources – 12/31/2024 (1)

Proven Reserves (1)
				Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons
Greens Creek (2,3)	United States	100.0%	9	7.6	0.07	2.4	6.5	70	1	220	600
Lucky Friday (2,4)	United States	100.0%	5,285	11.9	-	7.6	3.6	62,825	-	400,400	189,860
Casa Berardi Underground (2,5)	Canada	100.0%	87	-	0.15	-	-	-	13	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	4,958	-	0.08	-	-	-	415	-	-
Keno Hill (2,6)	Canada	100.0%	13	28.1	-	3.0	1.6	364	-	380	200
Total			10,352					63,259	429	401,000	190,660

Probable Reserves (7)
				Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2,3)	United States	100.0%	10,438	9.9	0.08	2.3	6.2	103,641	864	240,450	645,410
Lucky Friday (2,4)	United States	100.0%	790	11.4	-	7.6	3.1	9,011	-	60,210	24,620
Casa Berardi Underground (2,5)	Canada	100.0%	391	-	0.15	-	-	-	59	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	10,457	-	0.08	-	-	-	804	-	-
Keno Hill (2,6)	Canada	100.0%	2,630	24.3	0.01	2.4	2.4	63,914	17	63,440	62,790
Total			24,706					176,566	1,744	364,100	732,820

Proven and Probable Reserves (1,7)
				Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Asset	Location	Ownership	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)
Greens Creek (2,3)	United States	100.0%	10,447	9.9	0.08	2.3	6.2	103,711	865	240,670	646,010
Lucky Friday (2,4)	United States	100.0%	6,075	11.8	-	7.6	3.5	71,836	-	460,610	214,480
Casa Berardi Underground (2,5)	Canada	100.0%	478	-	0.15	-	-	-	72	-	-
Casa Berardi Open Pit (2,5)	Canada	100.0%	15,415	-	0.08	-	-	-	1,219	-	-
Keno Hill (2,6)	Canada	100.0%	2,643	24.3	0.01	2.4	2.4	64,278	17	63,820	62,990
Total			35,058					239,825	2,173	765,100	923,480

(1)

The term “reserve” means an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project.

More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

The term “proven reserves” means the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. See footnotes 8 and 9 below.
(2)

Mineral reserves are based on $22/oz silver, $1,900/oz gold, $0.90/lb lead, $1.15/lb zinc, unless otherwise stated.  All Mineral Reserves are reported in-situ with estimates of mining dilution and mining loss.

(3)	The reserve NSR cut-off values for Greens Creek is $230/ton for all zones; metallurgical recoveries (actual 2024): 79% for silver, 72% for gold, 81% for lead, and 89% for zinc.
(4)

The reserve NSR cut-off values for Lucky Friday are $225/ton for the 30 Vein and $236/ton for the Intermediate Veins; metallurgical recoveries (actual 2024): 94% for silver, 94% for lead, and 86% for zinc

(5)

The average reserve cut-off grades at Casa Berardi are 0.12 oz/ton gold (4.1 g/tonne) underground and 0.03 oz/ton gold (1.1 g/tonne) for open pit. Metallurgical recovery (actual 2024): 85% for gold; US$/CAD$ exchange rate: 1:1.35.

(6)	The reserve NSR cut-off value at Keno Hill is $235.20/ton (CAD$350/tonne), Metallurgical recovery (actual 2024): 97% for silver, 95% for lead, 87% for zinc; US$/CAD$ exchange rate: 1:1.35
(7)	The term “probable reserves” means the economically mineable part of an indicated and, in some cases, a measured mineral resource. See footnotes 9 and 10 below.
Totals may not represent the sum of parts due to rounding

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Mineral Resources - 12/31/2024 (8)

Measured Resources (9)
				Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	Location	Ownership	Tons (000)	(oz/ ton)	(oz/ ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (12,13)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Lucky Friday (12,14)	United States	100.0%	3,781	8.7	-	5.8	2.6	-	32,795	-	217,490	99,840	-
Casa Berardi Underground (12,15)	Canada	100.0%	1,486	-	0.20	-	-	-	-	300	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	84	-	0.03	-	-	-	-	3	-	-	-
Keno Hill (12,16)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Oxide(17)	Mexico	100.0%	-	-	-	-	-	-	-	-	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	-	-	-	-	-	-	-	-	-	-	-
Fire Creek (18,19)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Hollister (18,20)	United States	100.0%	19	4.7	0.57	-	-	-	88	11	-	-	-
Midas (18,21)	United States	100.0%	2	7.1	0.62	-	-	-	15	1	-	-	-
Heva (22)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Hosco (22)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Star (12,23)	United States	100.0%	-	-	-	-	-	-	-	-	-	-	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	881	-	0.09	-	-	-	-	75	-	-	-
Rackla - Tiger Underground (29)	Canada	100.0%	32	-	0.06	-	-	-	-	2	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	-	-	-	-	-	-	-	-	-	-	-
Total			6,285						32,898	392	217,490	99,840	-

Indicated Resources (10)
				Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	Location	Ownership	Tons (000)	(oz/ ton)	(oz/ ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (12,13)	United States	100.0%	7,619	14.1	0.10	3.0	8.0	-	107,226	760	227,360	607,600	-
Lucky Friday (12,14)	United States	100.0%	845	8.7	-	6.6	2.3	-	7,350	-	55,890	19,700	-
Casa Berardi Underground (12,15)	Canada	100.0%	3,522	-	0.17	-	-	-	-	594	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	126	-	0.03	-	-	-	-	4	-	-	-
Keno Hill (12,16)	Canada	100.0%	1,050	13.7	0.01	1.1	2.1	-	14,431	12	11,610	22,460	-
San Sebastian - Oxide (17)	Mexico	100.0%	1,233	6.6	0.10	-	-	-	8,146	121	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	1,164	5.3	0.01	2.0	3.1	1.3	6,211	15	23,500	35,900	15,240
Fire Creek (18,19)	United States	100.0%	197	0.8	0.37	-	-	-	162	73	-	-	-
Hollister (18,20)	United States	100.0%	74	1.8	0.56	-	-	-	134	41	-	-	-
Midas (18,21)	United States	100.0%	95	5.4	0.40	-	-	-	514	38	-	-	-
Heva (22)	Canada	100.0%	1,208	-	0.05	-	-	-	-	62	-	-	-
Hosco (22)	Canada	100.0%	32,152	-	0.03	-	-	-	-	1,097	-	-	-
Star (12,23)	United States	100.0%	834	3.4	-	7.2	8.5	-	2,820	-	60,120	70,450	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	3,116	-	0.10	-	-	-	-	311	-	-	-
Rackla - Tiger Underground (29)	Canada	100.0%	960	-	0.08	-	-	-	-	76	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	4,843	-	0.12	-	-	-	-	577	-	-	-
Rackla - Osiris Underground (30)	Canada	100.0%	927	-	0.13	-	-	-	-	123	-	-	-
Total			59,965						146,994	3,904	378,480	756,110	15,240

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

Measured & Indicated Resources
				Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	Location	Ownership	Tons (000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (12,13)	United States	100.0%	7,619	14.1	0.10	3.0	8.0	-	107,226	760	227,360	607,600	-
Lucky Friday(12,14)	United States	100.0%	4,627	8.7	-	6.2	2.5	-	40,145	-	273,380	119,540	-
Casa Berardi Underground(12,15)	Canada	100.0%	5,007	-	0.18	-	-	-	-	895	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	210	-	0.03	-	-	-	-	6	-	-	-
Keno Hill (12,16)	Canada	100.0%	1,050	13.7	0.01	1.1	2.1	-	14,431	12	11,610	22,460	-
San Sebastian - Oxide (17)	Mexico	100.0%	1,233	6.6	0.10	-	-	-	8,146	121	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	1,164	5.3	0.01	2.0	3.1	1.3	6,211	15	23,500	35,900	15,240
Fire Creek (18,19)	United States	100.0%	197	0.8	0.37	-	-	-	162	73	-	-	-
Hollister(18,20)	United States	100.0%	93	2.4	0.56	-	-	-	223	52	-	-	-
Midas(18,21)	United States	100.0%	97	5.5	0.40	-	-	-	529	39	-	-	-
Heva (22)	Canada	100.0%	1,208	-	0.05	-	-	-	-	62	-	-	-
Hosco(22)	Canada	100.0%	32,152	-	0.03	-	-	-	-	1,097	-	-	-
Star(12,23)	United States	100.0%	834	3.4	-	7.2	8.5	-	2,820	-	60,120	70,450	-
Rackla - Tiger Open Pit (29)	Canada	100.0%	3,997	-	0.10	-	-	-	-	386	-	-	-
Rackla - Tiger Underground(29)	Canada	100.0%	991	-	0.08	-	-	-	-	78	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	4,843	-	0.12	-	-	-	-	577	-	-	-
Rackla - Osiris Underground(30)	Canada	100.0%	927	-	0.13	-	-	-	-	123	-	-	-
Total			66,249						179,893	4,296	595,970	855,950	15,240

Inferred Resources (11)
				Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	Location	Ownership	Tons (000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (12,13)	United States	100.0%	1,878	13.4	0.08	2.9	6.9	-	25,106	151	54,010	130,120	-
Lucky Friday(12,14)	United States	100.0%	3,811	10.3	-	7.7	3.2	-	39,183	-	293,010	121,710	-
Casa Berardi Underground(12,15)	Canada	100.0%	2,076	-	0.20	-	-	-	-	408	-	-	-
Casa Berardi Open Pit (12,15)	Canada	100.0%	577	-	0.10	-	-	-	-	57	-	-	-
Keno Hill (12,16)	Canada	100.0%	1,300	14.8	0.005	1.3	2.7	-	19,270	6	16,450	34,940	-
San Sebastian - Oxide (17)	Mexico	100.0%	2,163	7.1	0.06	-	-	-	15,364	134	-	-	-
San Sebastian - Sulfide (17)	Mexico	100.0%	326	4.3	0.01	1.7	2.6	0.9	1,388	4	5,680	8,420	3,090
Fire Creek (18,19)	United States	100.0%	1,197	0.4	0.42	-	-	-	524	500	-	-	-
Fire Creek - Open Pit (24)	United States	100.0%	74,584	0.1	0.03	-	-	-	5,232	2,178	-	-	-
Hollister(18,20)	United States	100.0%	742	2.7	0.40	-	-	-	2,037	294	-	-	-
Midas(18,21)	United States	100.0%	1,480	5.3	0.44	-	-	-	7,918	657	-	-	-
Heva (22)	Canada	100.0%	1,615	-	0.08	-	-	-	-	136	-	-	-
Hosco(22)	Canada	100.0%	14,460	-	0.03	-	-	-	-	461	-	-	-
Star(12,23)	United States	100.0%	2,044	3.5	-	6.7	6.7	-	7,129	-	137,040	137,570	-
San Juan Silver (12,25)	United States	100.0%	2,351	15.8	0.01	1.4	1.1	-	37,026	27	47,430	38,020	-
Monte Cristo(26)	United States	100.0%	523	0.2	0.24	-	-	-	126	101	-	-	-
Rock Creek(12,27)	United States	100.0%	99,997	1.5	-	-	-	0.7	148,688	-	-	-	658,410
Libby Exploration(12,28)	United States	100.0%	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Rackla - Tiger Open Pit (29)	Canada	100.0%	30	-	0.05	-	-	-	-	2	-	-	-
Rackla - Tiger Underground(29)	Canada	100.0%	153	-	0.07	-	-	-	-	11	-	-	-
Rackla - Osiris Open Pit (30)	Canada	100.0%	5,919	-	0.09	-	-	-	-	529	-	-	-
Rackla - Osiris Underground(30)	Canada	100.0%	4,398	-	0.12	-	-	-	-	515	-	-	-
Total			333,809						492,337	6,171	553,620	470,780	1,420,920

Note: All estimates are in-situ except for the proven reserves at Greens Creek and Keno Hill which are in surface stockpiles.  Stockpile materials make up 26.5 k tons of the total proven reserves at Casa Berardi.
Mineral resources are exclusive of reserves.

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE

(8)

The term "mineral resources" means a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction.

A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

(9)

The term "measured resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit.

Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

(10)

The term "indicated resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower confidence level than a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

(11)

The term "inferred resources" means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

(12)	Mineral resources are based on $2,000/oz gold, $24/oz silver, $1.15/lb lead, $1.35/lb zinc and $4/lb copper, unless otherwise stated.
(13)	The resource NSR cut-off values for Greens Creek is $230/ton for all zones; metallurgical recoveries (actual 2024): 79% for silver, 72% for gold, 81% for lead, and 89% for zinc.
(14)	The resource NSR cut-off value for Lucky Friday is $236/ton; metallurgical recoveries (actual 2024): 94% for silver, 94% for lead, and 86% for zinc
(15)

The average resource cut-off grades at Casa Berardi are 0.11 oz/ton gold (3.7 g/tonne) for underground and 0.03 oz/ton gold (1.05 g/tonne) for open pit; metallurgical recovery (actual 2024): 85% for gold; US$/CAD$ exchange rate: 1:1.35.

(16)

The resource NSR cut-off value at Keno Hill is $134.40/ton (CAD$200/tonne); using minimum width of 4.9 feet (1.5m); metallurgical recovery (actual 2024): 97% for silver, 95% for lead, 87% for zinc; US$/CAD$ exchange rate: 1:1.35

(17)	Mineral resources for underground zones at San Sebastian reported at a cut-off grade of $158.8/ton ($175/tonne), open pit resources reported at a cut-off grade of $72.6/ton ($80/tonne);

Metallurgical recoveries based on grade dependent recovery curves: recoveries at the mean resource grade average 89% for silver and 84% for gold for oxide material and 85% for silver, 83% for gold, 81% for lead, 86% for zinc, and 83% for copper for sulfide material.

Resources reported at a minimum mining width of 8.2 feet (2.5m) for Middle Vein, North Vein, and East Francine, 6.5ft (1.98m) for El Toro, El Bronco, and El Tigre, and 4.9 feet (1.5 m) for Hugh Zone and Andrea.

(18)	Mineral resources for Fire Creek, Hollister and Midas are reported using a minimum mining width of four feet or the vein true thickness plus two feet, whichever is greater.
(19)	Fire Creek underground mineral resources are reported at a gold equivalent cut-off grade of 0.22 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver.
(20)	Hollister mineral resources, including the Hatter Graben are reported at a gold equivalent cut-off grade of 0.21 oz/ton. Metallurgical recoveries: 88% for gold and 66% for silver
(21)

Midas mineral resources are reported at a gold equivalent cut-off grade of 0.20 oz/ton. Metallurgical recoveries: 90% for gold and 70% for silver.  Inferred resources for the Sinter Zone are reported undiluted.

(22)

Mineral resources at Heva and Hosco are based on a gold cut-off grade of 0.011 oz/ton (0.37 g/tonnes) for open pit and 0.117 oz/ton (4 g/tonne) for underground and metallurgical recoveries of 95% for gold at Heva and 81.5% and 87.7% for gold at Hosco depending on zone.

Heva and Hosco resources are diluted 20% and reported using a 7% mining loss.
(23)

Indicated and Inferred resources at the Star property are reported using a minimum mining width of 4.3 feet and an NSR cut-off value of $200/ton; Metallurgical recovery: 93% for silver, 93% for lead, and 87% for zinc.

(24)

Inferred open-pit resources for Fire Creek calculated November 30, 2017, using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material.  Indicated Resources reclassified as Inferred in 2019.

Open pit resources are calculated at $1,400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss.  Open pit mineral resources exclusive of underground mineral resources.

NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June 28, 2018.
(25)

Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and an NSR cut-off value of $200/ton and 5.0 feet for Equity and North Amethyst veins at an NSR cut-off value of $175/ton; Metallurgical recoveries based on grade dependent recovery curves;

metal recoveries at the mean resource grade average 89% silver, 74% lead, and 81% zinc for the Bulldog and a constant 85% gold and 85% silver for North Amethyst and Equity.
(26)	Inferred resource at Monte Cristo reported at a minimum mining width of 5.0 feet and a 0.10 oz/ton gold cut-off grade. Metallurgical recovery: 90% for gold and 90% silver.
(27)	Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and an NSR cut-off value of $31.50/ton; Metallurgical recoveries: 88% for silver and 92% for copper.
Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.
(28)	Inferred resource at Libby reported at a minimum thickness of 15 feet and an NSR cut-off value of $31.50/ton NSR; Metallurgical recoveries: 88% for silver and 92% copper.

Resources adjusted based on mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

(29)

Mineral resources at the Rackla-Tiger Project are based on a gold price of $1,650/oz, metallurgical recovery of 95% for gold, and cut-off grades of 0.02 oz/ton gold for the open pit portion of the resources and 0.04 oz/ton gold for the underground portions of the resources; US$/CAD$ exchange rate: 1:1.3.

(30)

Mineral resources at the Rackla-Osiris Project are based on a gold price of $1,850/oz, metallurgical recovery of 83% for gold, and cut-off grades of 0.03 oz/ton gold for the open pit portion of the resources and 0.06 oz/ton gold for the underground portions of the resources; US$/CAD$ exchange rate: 1:1.3.

Totals may not represent the sum of parts due to rounding

HECLA FOURTH QUARTER AND FULL YEAR 2024 RESULTS | NEWS RELEASE